EXHIBIT 5.5
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                                                    Elk Valley Coal Corporation
                                                    Suite 1000 - 9th Avenue S.E.
                                                    Calgary, Alberta, T2G 0R4
                                                    Canada
                                                    Telephone: (403) 260-9800
                                                    Facsimile: (403) 264-7339

                                                    www.elkvalleycoal.ca



June 23, 2005


Dear Sirs:

RE:     TECK COMINCO LIMITED
        FINAL SHORT FORM BASE SHELF PROSPECTUS CONSENT OF EXPERT

In connection with the (final) short form prospectus of Teck Cominco Limited ("Teck Cominco") dated June 23, 2005 (the "Prospectus"), I hereby consent to the use of my name in connection with references to my involvement in the preparation of the mineral reserve and mineral resource estimates for Elkview, Fording River, Greenhills, Coal Mountain, Line Creek and Cardinal River (the "Estimates") and to the use of the Estimates, or portions thereof in the following instances:

     (a) In Teck Cominco's Annual Information Form dated March 22,2005 (the "AIF") under the heading "MINERAL RESERVES AND RESOURCES - Mineral Reserves at December 31,2004"; and

     (b) In the AEF under the heading "MINERAL RESERVES AND RESOURCES - Mineral Resources at December 31,2004".

I have read the Prospectus and I have no reason to believe there are any misrepresentations in the information contained therein that are derived from the Estimates or that is within my knowledge as a result of the services I have performed in connection with the determination of the Estimates.


Yours truly,


/s/ Colin McKenny
--------------------------
Colin McKenny, P.Geol.




     PRQUDtr OWNED IT FORDING CANADIAN COAL TRUST AND TUCK COMINCO LIMITED